Exhibit 99.1

Mobile Infrastructure Reports Fourth Quarter and Full Year 2025 Financial Results

—Contract Parking Momentum Continued with 10% Volume Growth in 2025—

—Asset Rotation Strategy Met $30 Million Sales Target in First Year—

—Multiple Catalysts Support Guidance for Accelerated Growth in 2026—

—Conference Call Will be Held March 2nd at 4:30 PM ET—

CINCINNATI—(BUSINESSWIRE)— Mobile Infrastructure Corporation (NASDAQ: BEEP) (“Mobile”, “Mobile Infrastructure” or the “Company”), the nation’s only publicly traded owner of parking infrastructure, today announced results for the fourth quarter and full year ended December 31, 2025.

“Our fourth quarter and full year 2025 results demonstrated consistent execution on our strategic priorities, while we navigated temporary disruptions in our markets,” said Stephanie Hogue, Chief Executive Officer. “Encouragingly, we are beginning to see green shoots throughout our portfolio as our strategic efforts and portfolio optimization gain traction. Contract parking volumes grew 10% year-over-year and were up 2% in the fourth quarter, reflecting return-to-office momentum that is accelerating across our markets. Our residential monthly contracts increased nearly 60% since prior year-end, and residential and commercial monthly parking represented approximately 35% of our management agreement revenue in 2025, providing a stable base of recurring income.

“Additionally, we have seen meaningful improvements in assets where we have combined predictive analytics technology with our on-the-ground knowledge and operations to attract and retain parkers at our downtown locations. Actions are underway to further improve retention and utilization across our portfolio, underpinning our growth expectations for 2026. The year-long disruptions in key markets such as Cincinnati, with the closure of the Convention Center, the 16th Street Mall Redevelopment in Denver, and construction as part of Nashville’s 2nd Avenue rebuild project, pressured our transient volumes both in the fourth quarter and the full year. However, as of January 2026, all three of these venues have reopened, which supports our expectation for improved transient volumes.

“In 2025, we made substantial progress on strengthening the balance sheet, completing a $100 million ABS refinancing with three new institutional investors and reducing our line of credit utilization with the paydown of approximately $10 million in debt in the fourth quarter. Additionally, we completed the first phase of our asset rotation strategy, with the sale of approximately $30 million of non-core assets expected to be completed this month.”

Fourth Quarter 2025 Highlights

●	Total revenue was $8.8 million as compared to $9.2 million in the prior-year period.
●	Net loss was $8.3 million as compared to $1.0 million in the prior-year period.
●	NOI* was $5.3 million as compared to $5.5 million in the prior-year period.
●	Adjusted EBITDA* was $3.9 million as compared to $3.9 million in the prior-year period.
●	Contract parking volumes grew 10% year-over-year to approximately 6,700 contracts at December 31, 2025.
●	Asset rotation progress on track with over $30.0 million in completed sales and assets under contract toward the Company’s $100 million, 3-year strategic asset rotation program.

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Fourth Quarter 2025 Financial Results Page 2

Full Year 2025 Highlights

●	Total revenue was $35.1 million compared to $37.0 million.
●	Net loss was $23.7 million compared to $8.4 million.
●	NOI* was $20.7 million compared to $22.6 million.
●	Adjusted EBITDA* was $14.3 million compared to $15.8 million.
●	Same location RevPAS* for the year was $199.36 compared to $209.24 in 2024.

*An explanation of these items and reconciliation of non-GAAP financial measures are presented later in this press release under the heading Discussion and Reconciliation of Non-GAAP Measures.

Q4 Financial Results

Total revenue of $8.8 million during the fourth quarter of 2025 decreased by 4.3% from $9.2 million in the prior-year quarter. Total property taxes and operating expenses for the fourth quarter of 2025 were $3.4 million, as compared to $3.7 million during the same period in 2024.

General and administrative expenses for the fourth quarter of 2025 of $1.9 million reflected $0.8 million of non-cash compensation, compared to general and administrative expenses for the fourth quarter of 2024 of $2.2 million, which reflected $1.0 million of non-cash compensation.

Interest expense for the fourth quarter of 2025 was $5.1 million, as compared to $4.4 million during the fourth quarter of 2024.

Net loss was $8.3 million, compared with $1.0 million in the comparable prior-year period. Net loss was impacted, in part, by a loss on extinguishment of debt of $2.6 million and a non-cash impairment charge of $1.2 million during the fourth quarter of 2025. In the fourth quarter of 2024, Net loss was impacted by a $2.7 million gain on sale of real estate.

Net Operating Income (“NOI”), defined by the Company as total revenues less property taxes and operating expenses, was $5.3 million for the fourth quarter of 2025, a decrease from $5.5 million in the fourth quarter of 2024.

Adjusted EBITDA was $3.9 million for the fourth quarter of 2025, flat compared to the same year-ago period.

Same location Revenue Per Available Stall (“RevPAS”), which calculates Parking Revenue per stall for the comparable portfolio of assets under management agreements year-over-year, was $190 for the fourth quarter of 2025, a decrease from $200 in the same year-ago period, reflecting lower transient volumes year-over year, driven by reduced events and associated attendance that have persisted through the year, as well as, continued temporary construction-related impacts at several of our assets.

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Fourth Quarter 2025 Financial Results Page 3

Full Year 2025 Financial Results

Total revenue of $35.1 million compared to $37.0 million in the prior-year period. Total property taxes and operating expenses were $14.4 million for both 2025 and 2024.

General and administrative expenses of $8.0 million included $3.1 million in non-cash compensation, compared to general and administrative expenses for 2024 of $10.8 million with $5.7 million in non-cash compensation.

Interest expense for the full year of 2025 was $19.0 million, as compared to $13.8 million in the prior year.

Net loss for the full year of 2025 was $23.7 million compared to $8.4 million in 2024.

NOI was $20.7 million for 2025 compared to $22.6 million in the prior year.

Adjusted EBITDA was $14.3 million for the period, compared to $15.8 million in the prior year.

Same location RevPAS was $199.36 for the full year 2025, below last year’s $209.24.

Balance Sheet, Cash Flow, and Liquidity

As of December 31, 2025, the Company had $15.3 million in cash, cash equivalents, and restricted cash. As of December 31, 2025, total debt outstanding, including outstanding borrowings on the line of credit and notes payable, was $207.7 million.

The Company continues to execute its asset rotation strategy with additional dispositions under contract and continues to target $100 million in aggregate non-core asset sales toward its longer-term portfolio optimization goals.

Summary and Outlook**

“2025 was a challenging year in which we faced difficult business conditions as well as market-specific headwinds that constrained transient volumes at several of our locations. While operating within this environment, our team increased contract parking volumes, diversified into residential contracts, deployed technology that is improving the customer experience, and began implementing predictive analytics to increase utilization. We believe these actions, along with improving return-to-office trends in our markets, have set the stage for a return to growth in 2026.

“For full year 2026, the Company is providing revenue guidance ranging from $35 million to $38 million, representing 4% growth at the midpoint over 2025 results and 8% growth when adjusted for 2025 asset dispositions. This guidance is underpinned by expectations for continued contract volume growth, the re-opening and enhancement of several venues, and the positive impact from technology optimization across our core portfolio on pricing and utilization.

“For full year 2026, the Company expects NOI to range from $21.5 million to $23.0 million, representing year-on-year growth of 7% at the midpoint, and 10% growth when adjusted for 2025 dispositions. Additionally, the Company expects adjusted EBITDA to range from $15.0 million to $16.5 million, representing year-on-year growth of 10% at the midpoint, and 13% growth when adjusted for 2025 dispositions. The guidance does not include any future asset sales or acquisitions from the asset rotation plan.

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Fourth Quarter 2025 Financial Results Page 4

“We plan to continue to advance our three-year asset rotation strategy in 2026, with a plan to sell or be in contract to sell another large portion of our non-core assets. Deleveraging our portfolio, coupled with our stock repurchase program and potential asset purchases form the core of our capital allocation strategy.

“We remain committed to executing our strategy of operational excellence, balance sheet optimization, and portfolio quality enhancement to create long-term value for shareholders,” Ms. Hogue concluded.

**The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. Please see Discussion and Reconciliation of Non-GAAP Measures later in this press release for further discussion. Additional information regarding the Company’s Net Asset Value per share is presented later in this press release.

Fourth Quarter 2025 Conference Call and Webcast Information

Mobile will hold a conference call to discuss its fourth quarter 2025 results on Monday, March 2, 2026, at 4:30 p.m. ET.

Participants who wish to access the live conference call may do so by registering here. Upon registration, a dial-in and unique PIN will be provided to join the call.

A live, listen-only webcast of the conference call may be accessed from the Investor Relations section of the Company’s website, or by registering here.

For those who are unable to listen to the live broadcast, a replay of the webcast will be available in the “News & Events” section of the Investor Relations website under “IR Calendar” for one year.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that are not historical facts (including any statements concerning our net operating income and revenue projections, our assessment of various trends impacting our economic performance, the effects of implementation of strategic model changes, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Fourth Quarter 2025 Financial Results Page 5

The forward-looking statements included herein are based upon the Company’s current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on operations and future prospects include, but are not limited to the fact that we previously incurred and may continue to incur losses, we may be unable to achieve our non-core asset divestiture strategy or increase the value of our portfolio, we may not be able to achieve our revenue, NOI or Adjusted EBITDA projections, our transient volumes may be impacted by disturbances related to construction or renovation projects that are outside of our control, our parking facilities face intense competition, which may adversely affect our revenues, we may not be able to access financing sources on attractive terms, or at all, which could adversely affect our ability to execute our business plan, and other risks and uncertainties discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Committee from time to time.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date of this press release, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements made after the date of this press release, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this press release, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this press release will be achieved.

About Mobile Infrastructure Corporation

Mobile Infrastructure Corporation is a Maryland corporation. The Company owns a diversified portfolio of parking assets throughout the United States. As of December 31, 2025, the Company owned 36 parking facilities in 19 separate markets throughout the United States, with a total of 13,500 parking spaces and approximately 4.7 million square feet. Learn more at www.mobileit.com.

Mobile Contact

David Gold

Lynn Morgen

beepir@advisiry.com

(212) 750-5800

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Fourth Quarter 2025 Financial Results Page 6

MOBILE INFRASTRUCTURE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of December 31,
	2025	2024
ASSETS
Investments in real estate
Land and improvements	$150,566	$157,922
Buildings and improvements	244,627	259,750
Construction in progress	87	13
Intangible assets	5,717	10,063
	400,997	427,748
Accumulated depreciation and amortization	(38,860)	(38,018)
Total investments in real estate, net	362,137	389,730

Cash and cash equivalents	8,349	10,655
Cash – restricted	6,935	5,164
Accounts receivable, net	3,985	3,516
Notes receivable	—	3,120
Other assets	1,058	2,877
Total assets	$382,464	$415,062
LIABILITIES AND EQUITY
Liabilities
Notes payable, net	$181,771	$185,921
Line of credit	25,895	27,238
Accounts payable and accrued expenses	15,196	10,634
Accrued preferred distributions and redemptions	67	596
Earn-Out liability	—	935
Due to related parties	490	467
Total liabilities	223,419	225,791

Equity
Mobile Infrastructure Corporation Stockholders’ Equity
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 1,296 and 1,949 shares issued and outstanding, with a stated liquidation value of $1,296,000 and $1,949,000 as of December 31, 2025 and December 31, 2024, respectively	—	—
Preferred stock Series 1, $0.0001 par value, 97,000 shares authorized, 13,315 and 18,165 shares issued and outstanding, with a stated liquidation value of $13,315,000 and $18,165,000 as of December 31, 2025 and December 31, 2024, respectively	—	—
Preferred stock Series 2, $0.0001 par value, 60,000 shares authorized, 46,000 issued and converted (stated liquidation value of zero as of December 31, 2025 and December 31, 2024)	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 39,662,049 and 40,376,974 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	2	2
Warrants issued and outstanding – 2,553,192 warrants as of December 31, 2025 and December 31, 2024	3,319	3,319
Additional paid-in capital	299,446	306,718
Accumulated deficit	(161,496)	(140,056)
Total Mobile Infrastructure Corporation Stockholders’ Equity	141,271	169,983
Non-controlling interest	17,774	19,288
Total equity	159,045	189,271
Total liabilities and equity	$382,464	$415,062

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Fourth Quarter 2025 Financial Results Page 7

MOBILE INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts, unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Revenues
Managed property revenue	$6,960	$7,140	$28,619	$27,848
Base rent income	1,209	1,491	5,394	6,195
Percentage rental income	593	526	1,062	2,965
Total revenues	8,762	9,157	35,075	37,008

Operating expenses
Property taxes	1,576	1,714	6,988	7,256
Property operating expense	1,870	1,939	7,367	7,119
Depreciation and amortization	2,755	2,110	10,577	8,403
General and administrative	1,940	2,184	7,969	10,794
Professional fees	353	414	1,554	1,759
Impairment	1,217	—	3,762	157
Total expenses	9,711	8,361	38,217	35,488

Other
Interest expense	(5,131)	(4,416)	(19,039)	(13,830)
Loss on extinguishment of debt	(2,600)	—	(2,600)	—
(Loss) gain on sale of real estate	(124)	2,706	(124)	2,651
Other income, net	271	180	256	434
Change in fair value of Earn-Out liability	242	(299)	935	844
Total other expense	(7,342)	(1,829)	(20,572)	(9,901)

Net loss	(8,291)	(1,033)	(23,714)	(8,381)
Net loss attributable to non-controlling interest	(794)	(34)	(2,274)	(2,616)
Net loss attributable to Mobile Infrastructure Corporation’s stockholders	$(7,497)	$(999)	$(21,440)	$(5,765)

Preferred stock distributions declared - Series A	(21)	(30)	(102)	(134)
Preferred stock distributions declared - Series 1	(188)	(290)	(859)	(1,640)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	$(7,706)	$(1,319)	$(22,401)	$(7,539)

Basic and diluted loss per weighted average common share:
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders - basic and diluted	$(0.19)	$(0.03)	$(0.55)	$(0.24)
Weighted average common shares outstanding, basic and diluted	40,072,468	39,880,026	40,498,017	32,007,271

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Fourth Quarter 2025 Financial Results Page 8

Discussion and Reconciliation of Non-GAAP Measures

Net Operating Income

Net Operating Income (“NOI”) is presented as a supplemental measure of our performance. The Company believes that NOI provides useful information to investors regarding our results of operations, as it highlights operating trends such as pricing and demand for our portfolio at the property level as opposed to the corporate level. NOI is calculated as total revenues less property operating expenses and property taxes. The Company uses NOI internally in evaluating property performance, measuring property operating trends, and valuing properties in our portfolio. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other real estate companies. NOI should not be viewed as an alternative measure of financial performance as it does not reflect the impact of general and administrative expenses, depreciation and amortization, interest expense, other income and expenses, or the level of capital expenditures necessary to maintain the operating performance of the Company’s properties that could materially impact results from operations.

Adjusted EBITDA

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) reflects net income (loss) excluding the impact of the following items: interest expense, depreciation and amortization, and the provision for income taxes, for all periods presented. Adjusted EBITDA also excludes certain recurring and non-recurring items including, but not limited to stock based compensation expense, non-cash changes in fair value of the Earn-Out Liability, gains or losses from disposition of real estate assets, impairment write-downs of depreciable property, and Other Income, Net.

The use of Adjusted EBITDA facilitates comparison with results from other companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. Adjusted EBITDA also excludes depreciation and amortization expense because differences in types, use, and costs of assets can result in considerable variability in depreciation and amortization expense among companies. The Company excludes stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted. The Company uses Adjusted EBITDA as a measure of operating performance which allows for comparison of earnings and evaluation of debt leverage and fixed cost coverage. Adjusted EBITDA should be considered along with, but not as an alternative to, net income (loss), cash flow from operations or any other operating GAAP measure.

Forward-Looking Basis

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, external growth factors and balance sheet items, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Fourth Quarter 2025 Financial Results Page 9

The following table presents NOI as well as a reconciliation of NOI to Net Loss, the most directly comparable financial measure under GAAP reported in our consolidated financial statements, for the three and twelve months ended December 31, 2025 and 2024 (in thousands):

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2025	2024	%	2025	2024	%
Revenues
Managed property revenue	$6,960	$7,140		$28,619	$27,848
Base rental income	1,209	1,491		5,394	6,195
Percentage rental income	593	526		1,062	2,965
Total revenues	8,762	9,157	(4.3)%	35,075	37,008	(5.2)%
Less:
Property taxes	1,576	1,714		6,988	7,256
Property operating expense	1,870	1,939		7,367	7,119
Net Operating Income	5,316	5,504	(3.4)%	20,720	22,633	(8.5)%

Reconciliation
Net loss	(8,291)	(1,033)		(23,714)	(8,381)
Loss on extinguishment of debt	2,600	—		2,600	—
Loss (gain) on sale of real estate	124	(2,706)		124	(2,651)
Other income, net	(271)	(180)		(256)	(434)
Change in fair value of Earn-Out liability	(242)	299		(935)	(844)
Interest expense	5,131	4,416		19,039	13,830
Depreciation and amortization	2,755	2,110		10,577	8,403
General and administrative	1,940	2,184		7,969	10,794
Professional fees	353	414		1,554	1,759
Impairment	1,217	—		3,762	157
Net Operating Income	$5,316	$5,504		$20,720	$22,633

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Fourth Quarter 2025 Financial Results Page 10

The following table presents the calculation of Adjusted EBITDA for the three and twelve months ended December 31, 2025 and 2024 (in thousands):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Reconciliation of Net Loss to Adjusted EBITDA Attributable to the Company
Net loss	$(8,291)	$(1,033)	$(23,714)	$(8,381)
Interest expense	5,131	4,416	19,039	13,830
Depreciation and amortization	2,755	2,110	10,577	8,403
Impairment	1,217	—	3,762	157
Change in fair value of Earn-Out liability	(242)	299	(935)	(844)
Other income, net	(271)	(180)	(256)	(434)
Loss on extinguishment of debt	2,600	—	2,600	—
Loss (gain) on sale of real estate	124	(2,706)	124	(2,651)
Equity based compensation	847	968	3,136	5,719
Adjusted EBITDA Attributable to the Company	$3,870	$3,874	$14,333	$15,799

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000